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                                                                    Exhibit 5.1



                  Agreement of Purchase and Sale of Securities

                                  by and among

                                   SATX, Inc.

                                  Iqbal Ashraf

                                      and

                             ORA Electronics, Inc.

                              dated March 12, 2001

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                                  AGREEMENT OF

                        PURCHASE AND SALE OF SECURITIES



         Agreement made March 12, 2001, between and among SATX, Inc., a Nevada corporation, hereinafter called the "Seller", and Iqbal Ashraf, hereinafter called the "Purchaser" and ORA Electronics, Inc., a Delaware corporation, hereinafter called "ORA".

         WHEREAS, the Seller is a principal shareholder of ORA and is the owner of 4,982,600 shares of ORA common stock, and

         WHEREAS, the Purchaser desires to buy the 4,982,600 shares, and the Seller is desirous of selling the Shares, and

         WHEREAS, Purchaser has agreed to provide ORA with sufficient funds to cure the mortgage payment default and the property tax default on behalf of ORA, and

         WHEREAS, ORA has agreed to utilize the funds provided by the Purchaser to cure the mortgage payment default and the property tax default,

IT IS THEREFORE AGREED:

1. SALE. The Seller hereby sells to the Purchaser 3,982,600 shares of the common stock of ORA (the "Shares") and simultaneously with the execution of this Agreement has delivered to the Purchaser a certificate(s) for such shares together with stock power(s) endorsed in blank with signature guaranteed.

2. PURCHASE. The Purchaser hereby buys from the Seller the 3,982,600 shares of common stock of ORA and in consideration therefor shall pay to the Seller, upon receipt of ORA stock certificates and stock powers executed by the Seller, a cashiers or certified check in the amount of $35,000.00.

3. SELLER'S REPRESENTATIONS. Seller represents and warrants that (a) the Shares to be delivered to Purchaser will be fully paid and non-assessable, (b) there are no liens, obligations or liabilities against the Shares and the Shares are free of any restrictions against transfer, other than state and federal securities law restrictions, and (c) the Board of Directors of Seller, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery of this Agreement, the stock certificate(s) and stock power(s) and has duly authorized each of the transactions hereby contemplated. Seller has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. Seller has taken all actions required by law, its Articles of Incorporation, as amended, and the Bylaws, as amended, or otherwise to authorize the execution and delivery of this Agreement. This Agreement is valid and binding upon


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         Seller in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or breach of the Articles of Incorporation, as amended, or the Bylaws, as amended, of Seller, or any agreement, stipulation, order, writ, injunction, decree, law, rule or regulation applicable to Seller.

4.       PURCHASER'S REPRESENTATIONS. Purchaser acknowledges and agrees that:

         (i) the Shares have not been registered under the Securities Act of 1933, as amended (hereafter referred to as the "Securities Act"), in reliance upon exemptions contained in the Securities Act and the Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Act in particular, Section 4(1) under the Securities Act; and

         (ii) the Shares are not freely tradable and must be held by Purchaser indefinitely or until such time, if any, as the Shares are either registered under the Securities Act or transfer may be made pursuant to an exemption from such registration under the Securities Act or under the Rules and Regulations promulgated thereunder. Purchaser represents that he understands the restrictions on his ability to transfer the Shares.

         Purchaser hereby represents that the shares are not being acquired with a view to any distribution thereof in violation of the Securities Act, or any other applicable laws of the United States or any state therein, but are being acquired for investment purposes and are to be held for the Purchaser's own account.

         Purchaser understands that the Seller is a principal shareholder of ORA. Purchaser represents that he has received no representations from the Seller relating to the future potential, if any, of ORA. In making his decision to purchase the Shares, the Purchaser has relied solely upon his own independent investigation.

5. CALL AGREEMENT. Seller hereby grants to Purchaser a "call" to purchase, at any time, the Seller's remaining 1,000,000 shares of ORA Common Stock at a call price of $3.00 per share.

6. PUT AGREEMENT. Purchaser hereby grants to Seller a "put" to sell to Purchaser its remaining 1,000,000 shares of ORA Common Stock at the put price of $3.00 per share, commencing 12 months from the date of this Agreement as follows:

                  At any time after the ORA Common Stock has traded at a bid price of at least $4.50 per share for a period of ten (10) consecutive trading days, Seller shall have the right to "put" the remaining 1,000,000 shares to Purchaser at a price of $3.00 per share. Purchaser shall make four (4) equal quarterly payments of $750,000 to Seller commencing 15 days after written notice of the "put" to pay for the shares.


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7.       RIGHT OF FIRST REFUSAL. If after twenty-four (24) months from the date of this Agreement neither the "call" nor "put" provisions as set forth hereinabove have resulted in the sale of all of the remaining ORA Common Stock owned by the Seller, the Seller may sell its remaining shares of ORA Common Stock in a bona fide arms-length transaction, after giving the Purchaser a written right of first refusal for a period of ten (10) days. If the Purchaser has agreed in writing to purchase the ORA Common Stock within such ten (10) day period, he shall have twenty (20) days thereafter to deliver good funds for the purchase of the Seller's remaining ORA Common Stock. If the Purchaser has not agreed to purchase the ORA Common Stock within ten (10) days after written notice to Purchaser of a proposed bona fide sale by Seller, Seller shall have no further obligation to sell such remaining ORA Common Stock to Purchaser and may sell such shares from time to time in accordance with then-current federal and state securities laws.

8. CURING OF DEFAULTS. Upon the close of this Agreement the Purchaser agrees to provide funding to ORA to cure its mortgage payment default owed to AAL by next-day delivery to AAL of a check in the amount of $90,743.62. Within fifteen (15) days of the date of this Agreement, ORA agrees to enter into a settlement arrangement with the County of Los Angeles to pay any and all property taxes owed by ORA relating to its building at 9410 Owensmouth Avenue, Chatsworth, California 91311. In addition, Purchaser shall arrange for Seller to be notified by AAL should ORA be in default in the future and if that default is not cured within forty-five (45) days after notice of default from AAL. If the default is not cured, Seller shall have the right to cure such default and thereafter shall have the right to sell the building under terms which will result in the release of Ruth Cooper and Seller from any contingent liability to AAL. Any proceeds from the sale of the building over and above the payment of the mortgage and expenses related thereto, including any expenses of the Seller relating to such sale, shall be paid to ORA less ten percent (10%) of such net proceeds which shall be paid to Seller.

9. SALE OR REFINANCE OF BUILDING. Within twelve (12) months from the date of this Agreement, ORA agrees to either refinance or sell its building located at 9410 Owensmouth Avenue, Chatsworth, California 91311, under terms and conditions which will result in the release of Ruth Cooper and Seller from any contingent liability to AAL.

10. ISSUANCE OF STOCK TO MR. DIX AND MR. LIPMAN. Within ten (10) business days after the closing of the purchase and sale set forth in paragraphs 1 and 2 hereof, ORA shall issue 300,000 shares and 50,000 shares of its Common Stock to Jerry Dix and Steve Lipman, respectively, only if Messrs. Dix and Lipman agree to be subject to similar and proportional "call" and "put" provisions as set forth in paragraphs 5, 6 and 7 set forth above.

11. PAYMENT ON BMW AUTOMOBILE. Within thirty (30) days from the date of this Agreement, Seller shall pay directly to BMW Financial Services lease payments, including any and all late charges, owed on that certain 1999 BMW 740i, currently in the possession of Merritt Jesson, for the months of December 2000, January, February and March 2001.


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         Seller shall pay the April and May 2001 lease payments and shall arrange for the surrender or purchase of the vehicle upon the termination of the lease in May 2001. Seller shall hold ORA harmless from any liability relating to the aforementioned 1999 BMW 740i, including any monies owed to BMW Financial Services.

12.      INDEMNIFICATION

         (a) In consideration of the Purchaser's execution and delivery of this Agreement and acquiring the Shares hereunder and in addition to all of Seller's and ORA's other obligations under this Agreement, Seller shall defend, protect, indemnify and hold harmless the Purchaser and ORA and, if any, all of their officers, directors, employees and direct or indirect investors and any of the foregoing persons, agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnities") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (1) any misrepresentation or breach of any representation or warranty made by Seller in this Agreement or any other certificate, instrument or document contemplated hereby or thereby, (2) any breach of any covenant, agreement or obligation of Seller contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby, (3) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by Seller may be unenforceable for any reason, Seller shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

         (b) In consideration of the Seller's execution and delivery of this Agreement and selling the Shares hereunder and in addition to all of ORA's other obligations under this Agreement, ORA shall defend, protect, indemnify and hold harmless the Seller and if any, all of their officers and directors, and any of the foregoing persons, agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnities") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (1) any misrepresentation or breach of any representation or warranty made by ORA in this Agreement or any other certificate, instrument or document


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                  contemplated hereby or thereby, (2) any breach of any,
                  covenant, agreement or obligation of ORA contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby, (3) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by ORA may be unenforceable for any reason, ORA shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

13. USE OF OFFICES. ORA agrees to provide, at a mutually agreed upon cost, limited office space to Seller for a period not to exceed one hundred eighty (180) days from the date of this Agreement.

14. REPRESENTATIONS OF ORA. ORA represents that other than information that has already been provided to Seller, and other than in the course of its ordinary business, ORA's management does not know of any extraordinary orders, business or sales or any other material event to be effected by ORA within ninety (90) days from the date of this Agreement.

15. RIGHT TO ALPHATRACK. Both ORA and Purchaser agree and represent that they do not have any claim, right, lien, or ownership of any patent or proprietary information relating to the AlphaTrack product. Any written, documents and/or information contained on ORA's computers relating to the AlphaTrack product will be delivered to Seller upon closing of this Agreement.

16. TRADE SECRETS. Seller and ORA specifically agree that they will not, at any time, in any fashion, form or manner, unless specifically consented to in writing by the other, either directly or indirectly use or divulge, disclose or communicate to any person, firm or corporation, in any manner whatsoever, any confidential information of any kind, nature or description concerning any matter affecting or relating to the business of ORA or AlphaTrack, including without limiting the generality of the foregoing, the names, buying habits, rates being charged or practices of any of its clients, its marketing methods and related data, the names of any of its vendors or suppliers, costs of materials, the prices it obtains or has obtained and which it sells or has sold its services, sales costs, lists or other written records used in ORA's business or in the development of the AlphaTrack product, compensation paid to employees and other terms of employment, or any other confidential information of, about or concerning the business of ORA or the development of the AlphaTrack product, its manner of operation or other confidential data of any kind, nature or description, the parties hereto stipulating that as between them, the same are important, material and confidential trade secrets and affect the successful conduct of ORA's business and its goodwill, and the development of the AlphaTrack product, and that any breach of any term of this paragraph is a material breach of this Agreement. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, other written and graphic records, and the like affecting or relating to the business of ORA


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         or the development of the AlphaTrack product, which ORA or Seller has prepared, used, constructed, observed or controlled shall be and remain ORA's and Seller's sole property, respectively.

17.      RESTRICTIVE COVENANTS.

         (a) Seller. For a period of three (3) years from the close of this Agreement, in consideration of this Agreement and other good and valuable consideration, the Seller shall not:

                  (i) Canvass, solicit or accept any business relating to ORA's business from any present or past clients of ORA.

                  (ii) Give any other person, firm or corporation the right to canvass, solicit or accept any business relating to ORA's business from any present or past clients of ORA.

                  (iii) Directly or indirectly request or advise any present or future clients of ORA to withdraw, curtail or cancel his business with ORA.

                  (iv) Other than the employment of Asher Avitan, Robert White and Betty Paulos, directly or indirectly induce or attempt to influence any employee of ORA to terminate his employment.

                  (v) Directly or indirectly utilize proprietary information of ORA.

         (b) ORA. For a period of three (3) years from the close of this Agreement, in consideration of this Agreement and other good and valuable consideration, the ORA shall not:

                  (i) Canvass, solicit or accept any business relating to Seller's AlphaTrack business from any present or past clients of Seller.

                  (ii) Give any other person, firm or corporation the right to canvass, solicit or accept any business relating to the AlphaTrack business from any present or past clients of Seller.

                  (iii) Directly or indirectly request or advise any present or future clients of Seller to withdraw, curtail or cancel his business with Seller.

                  (iv) Directly or indirectly induce or attempt to influence any employee of Seller to terminate his employment.

                  (v) Directly or indirectly engage in the business of selling products in competition with Seller's AlphaTrack product.



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18.      RESIGNATION OF DIRECTORS. Upon the closing of the sale and purchase of the Shares, Mr. Kosti Shirvanian and Mr. John Hartunian, both directors of the Seller, shall resign as directors of ORA. ORA agrees to indemnify such directors against any and all actions, causes of action, suits, claims, losses and costs, penalties, fees, liabilities and damages, and expenses in connection with any action taken by ORA's directors and/or officers after the date of resignation from the ORA Board of Directors by Messrs. Shirvanian and Hartunian.

19.      GOVERNING LAW: MISCELLANEOUS

         (a) Governing Law; Jurisdiction; Jury Trial. The corporate laws of the States of Nevada and Delaware shall govern all issues concerning the relative rights of SATX and ORA, respectively, and their stockholders. All other questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of California. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of Los Angeles for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

         (b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.



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         (c)      Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

         (d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

         (e) Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Purchaser, the Seller and ORA, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Seller nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Seller and the Purchaser, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

         (f) Survival of Representations and Covenants. All representations and covenants made by each party to this Agreement shall survive the Closing for the benefit of the other party.

         (g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         (h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

         (i) Survival. The representations and warranties of the Seller and the Purchaser contained in Section 3 and 4, the indemnification provisions set forth in Section 11, and the restrictive covenants provisions set forth in Section 16 shall survive the Closing.

         (j) Publicity. Seller, Purchaser and ORA shall have the right to approve before issuance any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that ORA shall be entitled, without the prior approval of the Seller or Purchaser, to make any press release or other public disclosure with respect to such transactions as is required by applicable law, regulation, or rule of the NASD or Principal Market (although the Seller and Purchaser shall be consulted by ORA in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof).


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         (k)      Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date written above.

                                          SELLER:

                                          SATX, INC.


                                          BY: /s/ Terry L. Colbert
                                              ---------------------------------
                                                  Terry L. Colbert, President



                                          PURCHASER:

                                          /s/ Iqbal Ashraf
                                          -------------------------------------
                                              Iqbal Ashraf



                                          ORA ELECTRONICS, INC.


                                          BY: /s/ John M. Burris
                                              ---------------------------------
                                                  John M. Burris, President


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